SCHEDULE A

To the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Life Advisers, LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).

Fees payable to the Manager pursuant to Section 4 of the Investment Management Agreement shall be calculated at the following annual rates based on average daily net assets:


FUND                                         RATE
AZL AIM Basic Value Fund....................0.75%
AZL AIM International Equity Fund...........0.90%
AZL Columbia Technology Fund..................(1)
AZL Davis NY Venture Fund...................0.75%
AZL Dreyfus Founders Equity Growth Fund.......(1)
AZL Dreyfus Premier Small Cap Value Fund....0.90%
AZL First Trust Target Double Play Fund.....0.60%
AZL Franklin Small Cap Value Fund...........0.75%
AZL Jennison 20/20 Focus Fund...............0.75%
AZL Jennison Growth Fund....................0.80%
AZL LMP Large Cap Growth Fund...............0.80%
AZL LMP Small Cap Growth Fund...............0.85%
AZL Legg Mason Growth Fund..................0.85%
AZL Legg Mason Value Fund...................0.75%
AZL Money Market Fund.......................0.35%
AZL NACM International Fund.................0.85%
AZL Neuberger Berman Regency Fund...........0.75%
AZL OCC Opportunity Fund....................0.85%
AZL OCC Renaissance Fund....................0.75%
AZL OCC Value Fund..........................0.75%
AZL Oppenheimer Developing Markets Fund.....1.23%

FUND                                        RATE
AZL Oppenheimer Global Fund.................0.90%
AZL Oppenheimer International Growth Fund.....(2)
AZL Oppenheimer Main Street Fund............0.80%
AZL PIMCO Fundamental IndexPLUS
Total Return Fund...........................0.75%
AZL S&P 500 Index Fund......................0.17%
AZL Schroder International Small Cap Fund...1.00%
AZL Small Cap Stock Index Fund..............0.26%
AZL TargetPLUS Balanced Fund................0.52%
AZL TargetPLUS Equity Fund..................0.60%
AZL TargetPLUS Growth Fund..................0.52%
AZL TargetPLUS Moderate Fund................0.52%
AZL Van Kampen Aggressive Growth Fund.........(3)
AZL Van Kampen Comstock Fund..................(3)
AZL Van Kampen Equity and Income Fund.......0.75%
AZL Van Kampen Global Franchise Fund........0.95%
AZL Van Kampen Global Real Estate Fund......0.90%
AZL Van Kampen Growth and Income Fund.........(3)
AZL Van Kampen Mid Cap Growth Fund............(3)
AZL Van Kampen Strategic Growth Fund........0.85%

------------------------------------------------------ --------------------- --------------------- ---------------------
(1)                                                         FIRST $10M            NEXT $10M             THEREAFTER
AZL Columbia Technology Fund.........................         1.000%                0.875%                0.750%
AZL Dreyfus Founders Equity Growth Fund..............         1.000%                0.875%                0.750%


(2)                                                      FIRST $50M      NEXT $150M        NEXT $300M      THEREAFTER
AZL Oppenheimer International Growth Fund............      0.875%          0.715%            0.625%           0.600%


(3)                                                     FIRST $100M      NEXT $150M        NEXT $250M      THEREAFTER
AZL Van Kampen Aggressive Growth Fund................      0.900%          0.850%            0.825%          0.800%
AZL Van Kampen Comstock Fund.........................      0.775%          0.750%            0.725%          0.675%
AZL Van Kampen Growth and Income Fund................      0.775%          0.750%            0.725%          0.675%
AZL Van Kampen Mid Cap Growth Fund...................      0.850%          0.800%            0.775%          0.750%

Date: May 1, 2007

Allianz Variable Insurance Products Trust


By:  /s/ Jeffrey Kletti
Name:  Jeffrey Kletti
Title:    President


Allianz Life Advisers, LLC


By:  /s/ Brian Muench
Name:  Brian Muench
Title:    Vice President

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